JOINT VENTURE PARTNERSHIP AGREEMENT

               This Joint Venture Agreement (the "Agreement") is effective this 12 day of MARCH, 1990 by and between American Energy, a division of Potomac Capital Investment Corporation, a Delaware corporation ("AEC"), having its principal place of business at 900 19th Street, N.W., Washington, D.C. 20006, and Incineco, Inc. (U.S.) ("Incineco"), a corporation organized and existing under the laws of Delaware having its principal place of business in the United States at P.O. Box 5432, Bridgeport, Connecticut 06610 (AEC and Incineco being collectively referred to hereinafter as the "Parties").

               WHEREAS, except with respect to the municipal solid waste resource recovery project located in Auburn, Maine, Incineco has the exclusive use in the United States, its territories and Canada, of Laurent Bouillet Ingenierie ("Laurent Bouillet") equipment, expertise and technology related to the mass burn of municipal solid waste ("MSW") in resource recovery plants; and

               WHEREAS, AEC is in the business of the development, design, construction, ownership and operation of MSW resource recovery plants in the United States; and

               WHEREAS, the Parties desire to form a joint venture for the purposes of marketing, developing, designing, constructing, owning and/or operating MSW resource recovery projects in the United States, its territories and Canada; and

               WHEREAS, except with respect to the municipal solid waste resource recovery project located in Auburn, Maine, Incineco has granted to the Partnership the exclusive right to market, supply and use the Laurent Bouillet mass burn technology and equipment, including any patent rights or proprietary equipment, processes or designs related thereto, in the United States, its territories and Canada.

               NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1 DEFINITIONS

               As used herein, the following capitalized words and terms shall have the following meanings, respectively, unless the context clearly requires otherwise:

               "AEC" means American Energy, a division of Potomac Capital Investment Corporation, a Delaware corporation, and a General Partner in the Partnership.

               "AEC Development Expenses" means all reasonable and necessary costs and expenses incurred by AEC in supporting the activities of the Partnership, all such costs and expenses to be at cost with no element of profit.

               "Combustion Chamber" shall mean the oscillating conical kiln (cell) assembly and ancillary equipment for combustion of solid waste including the waste feed system and clinker extraction waste feed hydraulic ramp.

               "Incineco" shall mean Incineco, Inc. (U.S.), a Delaware corporation and a General Partner in the Partnership.

               " Joint Venture" shall mean the Partnership.

               "Laurent Bouillet" means Laurent Bouillet Ingenierie, a French corporation and an affiliate of Incineco.

               " Incineco Development Expenses" means all reasonable and necessary costs and expenses incurred by Incineco in supporting the activities of the Partnership, except to the extent that they were incurred under or in connection with Article 10 hereof, all such costs and expenses to be at cost with no element of profit, and all such costs and expenses to have been incurred at the request of the Managing Partner and approved by the Managing Partner.

               "L-B Equipment" means the Laurent Bouillet kiln technology and know-how, including any patent rights and proprietary equipment, processes, designs or Technology related thereto.

               "Parties" means AEC and Incineco.

               "Partnership" means the New York general partnership formed pursuant to this Agreement.

               "Project" shall mean a municipal solid waste resource recovery project which (a) uses mass burn technology; (b) is less than 400 tons per day in total waste processing capacity; and (c) is composed of units of 190 tons or less per processing line per day in waste processing capacity.

               "Reference Design" shall mean specifications and technical drawings that are generally similar in layout and arrangement and which are sized in waste throughput typical of U.S. applications of the L-B Equipment.

               "Reimbursements" shall mean those payments to a Party set forth in Section 4.2(b).

               "Technology" shall mean any trade secrets, know-how or proprietary information, whether or not reduced to writing, including, but not limited to, inventions, whether or not patentable, patent applications, licenses, software, programs, prototypes, designs, analysis codes, discoveries, techniques, methods, ideas, concepts, data, engineering and manufacturing information, procedures, specifications, diagrams, drawings, schematics, blueprints, and parts lists. A grant of an exclusive license of Technology hereunder shall include the right to grant sublicenses only to the extent expressly provided in this Agreement.

               "Tranquilization Chamber" shall mean the stationary chamber which surrounds the oscillating cell and which receives the combustion gases from the cell and directs them to a heat recovery boiler.

ARTICLE 2 FORMATION OF JOINT VENTURE PARTNERSHIP

               2.1     Partnership. The Parties hereby agree to form a general partnership (the "Partnership") under the laws of the State of New York, for the purpose of carrying out their joint undertakings pursuant to this Agreement. AEC and Incineco shall be the General Partners in the Partnership.

               2.2     Purpose. The activities of the Partnership shall be limited to those necessary and desirable to the marketing, developing, designing, constructing, owning and/or operating Projects in the United States, its territories and Canada.

               2.3      Main Office. The main office of the Partnership shall be at the offices of American Energy, 900 19th Street, N.W., Washington, D.C. 20006.

               2.4     Exclusive Joint Venture. Both Parties agree that the Partnership shall be exclusive and that, except for the municipal solid waste resource recovery project located in Auburn, Maine, neither Party may market, develop, design, construct, own or operate Projects as defined herein in the United States, its territories or in Canada except through the Partnership.

               2.5     Pre-Existing Relationship. Incineco acknowledges that AEC has a pre-existing relationship with L. & C. Steinmuller GmbH ("Steinmuller") to design, construct, own and/or operate mass burning facilities of more than 200 tons per processing line per day in waste processing capacity and that the formation and operation of the Partnership shall not interfere with AEC's relationship with Steinmuller.

ARTICLE 3 CAPITAL CONTRIBUTIONS

               3.1     Initial Capital Contributions. Upon formation of the Partnership, the Parties shall make initial capital contributions to the Partnership in the following amounts: AEC shall contribute fifty dollars ($50.00) (fifty percent (50%) of the initial capital of the Partnership) and Incineco shall contribute fifty dollars ($50.00) (fifty percent (50%) of the initial capital of the Partnership).

               3.2     Capital Accounts. Upon the Partnership's receipt of the initial capital contributions by AEC and Incineco, a capital account shall be established and maintained for each Partner, in accordance with the requirements of United States tax laws.

ARTICLE 4 PROFITS, LOSSES AND CASH FLOWS

               4.1     Allocation of Profits and Losses. Profits and losses shall be allocated equally to each Partner and shall be calculated according to generally accepted accounting principles in the United States.

               4.2     Distribution of Cash Flow.

                (a)      All cash flow received by the Partnership, whether from the Projects, other Partnership activities, Partnership investments or insurance proceeds, shall be utilized as follows:

                     (i)      First, to make Reimbursements, as defined herein, in the order provided in Section 4.2(b);

                     (ii)      Second, to finance the ongoing activities of the Partnership in accordance with the budget approved by the management Committee and to make payments under any operating contract to the extent approved by the Management Committee; and (iii) Third, the remaining amount to be distributed in equal shares to each Partner, such distributions to be made not less than one time in each year.

                (b)      "Reimbursements" shall mean the following: payments to a Party or Parties in accordance with the requirements of this Agreement, which Reimbursements shall be made from cash flow received by the Partnership and shall be made from available cash flow in the following order of priority:

                     (i)      First, to pay the Development/Credit Enhancement Fee set forth in Article 12 to AEC and to reimburse Incineco for the value of the existing drawings, specifications and studies in accordance with the schedule set forth in Article 9, both to the extent that any such payments have not been paid at the time of closing of permanent project financing for each Project;

                     (ii)      Second, to reimburse AEC for any AEC Development Expenses and Incineco for any Incineco Development Expenses, both to the extent not yet reimbursed;

                     (iii)      Third, to reimburse AEC and Incineco for any payments made pursuant to the terms of the Guarantees provided pursuant to Article 11 hereof; and

                     (iv)      Fourth, to reimburse AEC and Incineco for any amounts expended to correct the operating deficiencies of any Project as set forth in Article 13; provided, however, that if there is not sufficient cash flow available to make full payment to both Parties under any one of these four priority categories, then the available cash flow shall be allocated between the Parties in the same ratio as then exists between the Parties' then outstanding, non-reimbursed expenditures under that priority category.

ARTICLE 5 DEVELOPMENT EXPENSES

               5.1     Development Expenses.

                (a)      AEC shall fund all reasonable and necessary development expenses, including all payments to third parties other than the Parties hereto, and the salaries and overhead of the personnel working for the Partnership. When the Partnership receives cash flow, AEC will propose to the Management Committee a reasonable sum to be expended from said cash flow for the purpose of funding future development expenses.

               5.2     Reimbursement of AEC Development Expenses. The Partnership shall reimburse AEC, to the extent possible, for all AEC Development Expenses at the time of closing of permanent project financing for each Project.

               5.3     Reimbursement of Incineco Development Expenses. The Partnership shall reimburse Incineco, to the extent possible, for all Incineco Development Expenses at the time of closing of permanent project financing for each Project.

ARTICLE 6 MANAGEMENT

               6.1     Management Committee. The Partnership shall be managed by a Management Committee that shall meet at least four times each year to oversee the activities of the Partnership. Each Party shall appoint two members to the Management Committee.

               6.2      Managing Partner. AEC shall be the Managing Partner and shall manage and control the day-to-day business of the Partnership.

               6.3     Obligations of the Managing Partner. The Managing Partner shall:

                     (a)      Fund all reasonable and necessary development expenses in accordance with Section 5.1 hereof;

                     (b)      Provide all personnel required for Partnership activities, which shall include at least one engineer and one business development person, at cost with no element of profit;

                     (c)      Provide office space and support services to the Partnership, at cost with no element of profit;

                     (d)      Prepare and submit to the Management Committee for approval an annual Business Plan, which shall include a budget for development expenses and financial projections for the Partnership; and

                     (e)      Prepare and provide to Incineco (i) semiannual unaudited financial statements for the Partnership and progress reports on the status of each Project, (ii) annual independent audited financial statements, and (iii) any tax returns or other filings required to be made by or on behalf of the Partnership.

ARTICLE 7 BIDS

               7.1     Schedule of Bids. The Parties agree that the Partnership shall bid on: (a) at least four Projects during each of the first two calendar years after the effective date of this Agreement; and (b) thereafter, at least six Projects in each calendar year; both (a) and (b) herein subject to the condition that Projects not exceeding 400 tons a day in size are available to be bid.

               7.2     Participation of Parties. AEC, in consultation with Incineco, shall determine which Projects the Partnership will bid on and what the bid price and other terms shall be. Incineco and AEC shall provide all services necessary to support the Partnership in the bidding of Projects, and all costs and expenses they may incur in doing so shall constitute Incineco Development Expenses and AEC Development Expenses respectively.

ARTICLE 8 OTHER OBLIGATIONS OF THE PARTIES

               8.1      Incineco Equipment.

                (a)      Incineco represents and warrants that it has, and covenants that it will continue to have throughout the term of this Agreement, except with respect to the municipal solid waste resource recovery project located in Auburn, Maine, (i) the sole and exclusive license for all L-B Equipment and all Technology related thereto in the United States, its territories, and Canada; (ii) the right and authority to place in the Partnership the exclusive rights to the L-B Equipment and all Technology related thereto in the United States, its territories, and Canada; and (iii) the right and authority to grant to the Partnership the right and authority to transfer the L-B Equipment and all Technology related thereto, or any portion thereof on a non-exclusive basis to purchasers and users of the same in a Project; all without accounting to or obtaining the permission of any third party. Upon execution of this Agreement, Incineco shall provide to AEC and the Partnership the Warranty of Laurent Bouillet in the form attached as Exhibit 2 hereto.

                (b)      In consideration of the undertakings of AEC herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Incineco does hereby transfer and grant to the Partnership, except with respect to the municipal solid waste resource recovery project located in Auburn, Maine, the sole and exclusive license for all L-B Equipment and all Technology related thereto in the United States, its territories and Canada, including the right to transfer a sublicense on a non-exclusive basis for all or any portion of the L-B Equipment and all Technology related thereto as may be required for a Project. In connection with this grant, Incineco hereby transfers to the Partnership all of its right, title and interest in those certain existing drawings, engineering specifications and environmental studies listed in Exhibit 1 hereto.

                (c)      Incineco shall provide design and engineering services for the L-B Equipment at cost, with no element of profit. AEC shall procure all equipment specified by the L-B Equipment designs. The cost incurred by each Party under this Section 8.1 shall constitute Incineco Development Expenses or AEC Development Expenses, as appropriate.

               8.2     Reference Designs. The Parties recognize and agree that: (a) in order to pursue the business of the Joint Venture, Reference Designs, at least for the combustion chamber, shall be necessary; (b) the Parties shall proceed diligently to develop and complete such Reference Designs; and (c) some of these Reference Designs already exist and are described in Article 9. Except as otherwise specifically provided in Article 9, the costs incurred by each Party under this Section 8.2 shall constitute Incineco Development Expenses or AEC Development Expenses, as appropriate.

ARTICLE 9 EXISTING DRAWINGS, ENGINEERING SPECIFICATIONS AND ENVIRONMENTAL STUDIES

               9.1     Cost of Existing Drawings, Specifications and Studies. The Parties agree that the United States standard drawings, engineering specifications and environmental studies for the L-B Equipment listed in Exhibit 1 hereto, which were developed by Incineco and given to the Partnership, have a total value of $500,000.

               9.2     Reimbursement of Value. The $500,000 value of the material described in Section 9.1 shall be reimbursed to Incineco as a Incineco Development, Expense over the first five Projects for which a permanent project financing is closed, at the rate of $100,000 per Project.

ARTICLE 10 COMBUSTION CHAMBER

               10.1      Supply of Combustion Chamber.

                (a)      Incineco shall have the right to supply to the Partnership the Combustion Chamber, including the Tranquilization Chamber, for the Projects, provided that the cost and quality of such equipment as delivered to the Project site, including all shipping, handling and tariffs, is competitive with the cost and quality of comparable equipment that can be purchased in the United States or elsewhere.

                (b)      Incineco shall provide to the Partnership guarantees customary for equipment vendors for any equipment it supplies to the Projects, including but not limited to required performance guarantees. Such guarantees shall include a promise to repair or replace any equipment supplied for a period of two years following commercial operation, at no cost to the Partnership, but shall not include any penalty or liquidated damage for failure to process waste or to produce electricity. Notwithstanding any other provision of this Agreement, any costs or expenses incurred by Incineco pursuant to this Section 10.1(b) shall not be reimbursed by the Partnership.

               10.2     Qualified Vendors. The Parties recognize the need to locate qualified vendors in the United States and elsewhere for the supply of the Combustion Chamber and agree to work diligently together to qualify appropriate vendors for the manufacture of such equipment in the United States, its territories, Canada and South America in order that such equipment can be supplied at the required quality and at the most economical price.

ARTICLE 11 FINANCIAL GUARANTEES

               AEC shall provide such financial guarantees as may be required in connection with the Projects, including liquidated or other consequential damages, provided, however, that AEC may decline to provide any financial guarantee that is unreasonable in its sole judgement.

ARTICLE 12 DEVELOPMENT/CREDIT ENHANCEMENT FEE

               For its services as Managing Partner and for providing the guarantees as set forth in Article 11, if any, AEC shall be paid a Development/Credit Enhancement Fee at the time of closing of permanent project financing for each Project, in the amount of two percent (2%) of the total cost of each Project.

ARTICLE 13 PROJECT OPERATING DEFICIENCIES

               If a Project is not operating in accordance with its approved plans and specifications, both Parties shall use their best efforts promptly to make such repairs, replacements or improvements as may be required to cause it to meet its approved plans and specifications, without regard to either Party's views as to who may be responsible for such failure. Any costs or expenses of either Party not paid shall be reimbursed by the Partnership pursuant to Section 4.2(b)(iv).

ARTICLE 14 INDEMNIFICATION

               14.1     General Indemnification. Each Party shall indemnify the other Party and the Partnership against any and all claims, actions, costs, expenses, damages and liabilities, including reasonable attorneys' fees, arising out of or in connection with the gross negligence or willful misconduct of the Party, its employees or other agents in the performance of the activities of the Partnership.

               14.2     Survival of Indemnification Obligation. The duty to indemnify shall survive expiration or termination of this Agreement with respect to any claims based on facts or conditions which occurred prior to termination.

ARTICLE 15 RESTRICTIONS ON TRANSFER OF PARTNERSHIP INTERESTS
Neither Party shall sell, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber its interest in the Partnership without the express written consent of the other Party.
ARTICLE 16 TERM AND TERMINATION

               16.1     Term. The Joint Venture shall continue its existence without interruption for a period of fifteen (15) years unless terminated earlier as set forth in Section 16.2 hereof.

               16.2     Termination. The Joint Venture may be terminated by either Party upon:

                (a)      written notice by either Party delivered to the other Party at least two years in advance of the proposed date of termination, provided such termination shall not occur sooner than fifteen years after the date of this Agreement; or

                (b)      written notice by either Party three years from the effective date of this Agreement if, at that time, the Joint Venture has not received a signed order for at least one Project; or

                (c)      written notice by either Party five years from the effective date of this Agreement if, at that time, the Joint Venture has not started construction on at least one Project; or

                (d)      Upon an Event of Default in accordance with Article 17.

               16.3     Division of Assets. Upon termination, the Parties shall immediately dissolve the Partnership and liquidate all assets of the Partnership. To the extent permitted by law, the proceeds from the liquidation of the assets and any remaining assets of the Partnership shall be distributed as follows:

                (a)      the expenses of liquidation (including the expenses of the Parties after the date of dissolution, and legal and accounting fees and expenses reasonably incurred in connection with the liquidation) and the debts of the Partnership other than debts to Parties or any affiliated entities shall first be paid;

                (b)      such debts, if any, as are duly owing to the Parties or their affiliated entities shall next be paid; and

                (c)      the balance, if any, shall be distributed to the Partners in accordance with their capital accounts and so as to satisfy the requirements of the "substantial economic effect" test for tax purposes. Immediately upon termination and without any further act or deed, the license by Incineco to the Partnership of the L-B Equipment (including all Technology related hereto) and all other property otherwise licensed to the Partnership at any time prior to the liquidation of the Partnership, shall terminate insofar as said license relates to Projects commencing after the liquidation of the Partnership; provided, however, that this termination shall have no effect whatsoever upon the rights of the Partnership or the Parties, or any sublicensee thereof, with respect to Projects commenced during the term of the Partnership, all of which rights shall remain valid and enforceable as if the said license had continued in full force and effect. For purposes of the Agreement, all property (including rights thereto) transferred to the Partnership, except for the initial cash contributions provided for in Section 3.1 of this Agreement, shall be deemed as being licensed to the Partnership for purposes of this Section and the rights of Incineco to such property upon termination and liquidation shall be as provided in the preceding sentence. In addition, upon termination, the Partnership shall distribute to both Parties a joint and several interest in and to all patents and Technology jointly developed with respect to the L-B Equipment during the term of this Agreement; future use by or sublicensing of said patents or Technology by either Party will be subject to a licensing agreement and fee to be negotiated by the Parties in good faith.

ARTICLE 17 EVENTS OF DEFAULT AND REMEDIES

               17.1     Events of Default. Each of the following events or conditions shall constitute an Event of Default under this Agreement:

                (a)      failure by a Party to perform any of its material duties or obligations under this Agreement; or

                (b) (i) institution by a Party of a voluntary petition of bankruptcy or for reorganization, or the consent of a Party to the filing of a proceeding in bankruptcy or for reorganization, if such petition or proceeding is not dismissed within forty-five (45) days, or (ii) an adjudication of bankruptcy or insolvency of a Party and such adjudication if not vacated within forty-five (45) days, or (iii) a receiver or trustee is appointed for a Party and such appointment is not vacated within forty-five (45) days, or (iv) a Party makes an assignment for the benefit of its creditors.

               17.2     Remedies. Upon the occurrence of an Event of Default by one Party, the other Party may terminate this Agreement upon thirty (30) days written notice.

ARTICLE 18 DISPUTES, GOVERNING LAW

               18.1     Disputes. Any dispute or disagreement under this Agreement shall first be presented to the Management Committee so that the disagreement or dispute can be resolved mutually prior to other action. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, which cannot be resolved mutually by the Parties, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Three arbitrators shall be appointed according to such rules. Judgment upon the award shall be final and binding and may be entered in any court having jurisdiction thereof.

               18.2     Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the United States, as applicable, and the State of New York.

ARTICLE 19 GENERAL

               19.1     Notices. Notices and other communications required hereunder shall be in writing and shall be deemed to have been properly given if delivered personally with receipt acknowledged or if mailed by certified mail, return receipt requested, or if transmitted by telex, telecopy or other like method, with confirmation of receipt, to the addresses below unless specifically directed otherwise in advance of notice. All notices shall be deemed effective upon date of receipt or refusal of delivery (if refused).

To AEC:     American Energy
                    900 19th Street, N.W.
                    Washington, D.C. 20006
                    Attn: William J. Sim, President

To Incineco:    Incineco, Inc.
                          P.O. Box 5432
                         Bridgeport, Connecticut 06610
                         Attn: President

               19.2     Force Majeure. Neither Party shall be liable for damages due to delay (other than failure to make any required payments) which is caused by circumstances beyond its reasonable control.

               19.3     Currency. All currency in this Agreement is expressed in U.S. dollars and all payments under this Agreement shall be made in U.S. dollars.

               19.4     Severability. If a court or arbitral panel should find that any of the provisions of this Agreement are invalid or unenforceable, the validity or enforceability of the remaining provisions of this Agreement shall not be affected unless the underlying intent or sense of this Agreement is substantially undermined by such invalidity or unenforceability. In the event any provision is held invalid or unenforceable, the Parties shall use their best efforts to agree upon a valid and enforceable substitute provision, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

               19.5     Headings. Headings and titles used herein are for convenience of reference only and shall not control the construction or interpretation of any provision hereof.

               19.6     Time for Performance. Whenever the day or last day of a period for performance of any act is not a business day at the place of such performance, the time for the performance of such act shall be the first following business day.

               19.7     Waiver. The failure of either Party to insist upon the performance of any of the terms, covenants, conditions or provisions of this Agreement shall not be considered a waiver or relinquishment of future compliance therewith; nor shall a waiver by either Party of any breach of any term, covenant, condition, agreement or provision, operate as A waiver of any other term, covenant, condition, agreement or provision.

               19.8     Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

               19.9     Non-Assignability. The rights granted to or obligations imposed upon the Parties under this Agreement shall not be assignable, or otherwise delegable, transferable, or subject to encumbrance in any manner or degree to or in favor of any person or for any purpose by any act of either Party or by operation of law or otherwise, without the prior written consent of the other Party. Any other attempt to assign, delegate, transfer or encumber such rights or duties, absent the other Party's prior written consent, shall be void and of no force and effect.

               19.10     Entire Agreement/modification. The Parties acknowledge that they have read this Agreement, understand it and agree to be bound by its terms and conditions. The Parties also agree that this Agreement contains the entire understanding and agreement of the Parties hereto with respect to the subject matters contained herein, supersedes all prior oral or written understandings and agreements relating thereto except as expressly otherwise provided, and may not be altered, modified or waived in whole or in part, except in writing, signed by duly authorized representatives of the Parties hereto.

               19.11     Confidentiality. The Parties agree that all Technology and all other information marked "confidential" or the like which is furnished by the Parties to the Partnership hereunder (hereinafter, "Confidential information") is for the Partnership's (and not the Parties') own use in connection with the performance of this Agreement and is to be kept strictly confidential by the Partnership. Confidential Information is not to be given, sold or disclosed by the Partnership to any other party without the prior written consent of the disclosing party. AEC, as the Managing Partner of the Partnership, agrees to cause the Partnership to use its best commercially reasonable efforts to maintain the confidentiality of the Confidential Information disclosed to it in the manner presented herein. The Partnership shall disclose Confidential Information only to its officers and employees whose duties reasonably require familiarity with such information. Except as otherwise agreed by the Parties, the Partnership shall be required, at its own expense, to take such legal actions as may be reasonably necessary to enforce such undertakings.

               The confidentiality obligation of the Partnership under the above paragraph shall not apply to Confidential Information which:

                (a)      Is or becomes publicly known through no wrongful act of the Partnership or its employees;

                (b)      Is received by the Partnership without restriction from a third party without breach of any obligation of nondisclosure;

                (c)      Is or has been independently developed by the Partnership as shown to the satisfaction of the disclosing party by written records;

                (d)      Is contained in any published patent or published patent application or which becomes published or otherwise generally known to the Partnership through no wrongful act of the Partnership, from and after the date it becomes published or generally known; or

                (e)       Is disclosed pursuant to governmental or judicial requirement.

               All obligations of the Parties with respect to confidentiality, as provided in this Agreement, shall survive the termination of this Agreement.

American Energy, a division                                   Incineco, Inc. (U.S.)
of Potomac Capital
Investment Corporation

By: /s/ William Sim                                               By:  /s/
Its:  President                                                         Its:  President

Attest:  /s/  William Shapiro                                  Attest:  /s/  John Gardner
           Secretary                                                               Secretary and Treasurer

EXHIBIT 1

•      CERCHAR Environmental Report for the Montauban Plant dated Februarv/March 1987.

•      Combustion calculation software for the oscillating kiln design.

•      Combustor engineering diagrams for the following combustor sizes:

                                                                                          LB
          Capacity                                                                 Drawing
          Tons/Day                                                                Number

               50                                                                      1050018
               75                                                                      1075028
               100                                                                    1100037
               125                                                                    1125046
               150                                                                    1150056
               200                                                                    1200075
               225                                                                    1225084
               250                                                                    1250093

•      Fabrication details and subassembly drawings which compliment the "engineering diagrams".

•      Combustion cell and tranquillization chamber engineering sizing software.

•      U.S. engineering and procurement specifications for major plant equipment and systems.

•      Plant cost estimating data base.

•      CAD software for preparation of combustion system arrangement drawings.

EXHIBIT 2 WARRANTY AGREEMENT

               This WARRANTY AGREEMENT, dated as of 12 of March, 1990, between and among Laurent Bouillet Ingenierie, a French corporation ("LBI"), American Energy, a division of Potomac Capital Investment Corporation, a Delaware corporation ("AEC"), and the Joint Venture Partnership between American Energy and Incineco, Inc. (U.S.) a New York General Partnership (the "Partnership").

               WHEREAS, Incineco Inc. (U.S.) ("Incineco") is an affiliate of LBI which is in the business of supplying and marketing LBI's equipment and expertise in the area of mass burn technology for municipal solid waste resource recovery plants in the United States, its territories and Canada; and

               WHEREAS, Incineco has this day entered a Joint Venture Partnership Agreement with AEC (the "Agreement"), pursuant to which Incineco and AEC shall market, develop, design, construct, own and/or operate municipal solid waste resource recovery plants in the United States, its territories and Canada; and

               WHEREAS, as an inducement for AEC to enter into the Agreement, AEC desires that LBI enter into this Warranty Agreement and LBI has agreed to do so.

               NOW, THEREFORE, in consideration of the foregoing premises and of other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.      Warranty.

                (a)      LBI hereby unconditionally and irrevocably warrants to AEC and the Partnership the due and punctual performance of all obligations of Incineco under Sections 7.2 and 8.1 and Article 13 of the Agreement, including the incurrence of costs or expenses as required thereby (the "Specified Obligations"); and hereby agrees that in the event that Incineco shall fail to perform any such Specified Obligations, LBI will forthwith perform any such Specified Obligations on behalf of and in satisfaction of the obligations of Incineco. LBI is entitled to all benefits, limitations and defenses afforded Incineco in the Agreement.

                (b)      This Warranty Agreement shall be a continuing, absolute and unconditional warranty of performance as aforesaid and shall remain in full force and effect until the obligations of Incineco under the Agreement shall have been fully discharged in accordance with the terms and provisions thereof and LBI shall have performed all obligations required to be made by it hereunder.

SECTION 2.      Consent to Jurisdiction.

               This Warranty Agreement shall be governed by the laws of the State of New York. LBI hereby accepts and submits to the jurisdiction of the courts of the United States and the State of New York concerning any suit, action or proceeding with respect to this Warranty Agreement. LBI agrees to accept service of any and all legal process, summons, notices and documents which may be served in any suit, action or proceeding with respect to this Warranty Agreement by the mailing of copies thereof by registered or certified mail, postage prepaid, to the President of LBI at 3 Place Renault, 925 Rueil-Malmaison, France. LBI further agrees that this Warranty Agreement and any judgment by a court of the United States and of the State of New York shall be binding upon and enforceable against the successor, assigns, agents and legal representatives of LBI, and may be presented, without more, for enforcement against LBI in any court in France.

SECTION 3.      Miscellaneous.

                (a)      This Warranty Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

                (b)      No delay or failure to exercise any right granted hereunder shall impair such right or shall be construed to be a waiver thereof. Any amendment or modification of this Warranty Agreement and any waiver of any right arising hereunder shall be in writing.

               IN WITNESS WHEREOF, the parties hereto have executed this Warranty Agreement as of the date first above written.

LAURENT BOUILLET INGENIERIE

By
Title:  President

Date  March 12, 1990

AMERICAN ENERGY

By  /s/ William Sim
Title:  President

Date  March 12, 1990

INCINECO, INC. (U.S.)

By
Title:  President

Date  March 12, 1990